UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

Ashford Hospitality Trust Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

044103 869

(CUSIP Number)

August 10, 2021

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 044103 869	Page 2

1	NAME OF REPORTING PERSONS Värde Investment Partners (Offshore) Master, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 278,249 (see item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 278,249 (see item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 278,249 (see item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.0% (1) (see item 4)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

All calculations of percentage ownership herein are based on a total of 27,980,201 shares of Common Stock issued and outstanding as of August 4, 2021, as reported by the Issuer on its Quarterly Report on Form 10-Q, filed with the United States Securities and Exchange Commission (the “SEC”) on August 6, 2021 (the “Quarterly Report”).

CUSIP NO. 044103 869	Page 3

1	NAME OF REPORTING PERSONS Värde Credit Partners Master, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 300,660 (see item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 300,660 (see item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 300,660 (see item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1% (1) (see item 4)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

All calculations of percentage ownership herein are based on a total of 27,980,201 shares of Common Stock issued and outstanding as of August 4, 2021, as reported by the Issuer on its Quarterly Report.

CUSIP NO. 044103 869	Page 4

1	NAME OF REPORTING PERSONS Värde Investment Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 304,267 (see item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 304,267 (see item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 304,267 (see item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1% (1) (see item 4)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

All calculations of percentage ownership herein are based on a total of 27,980,201 shares of Common Stock issued and outstanding as of August 4, 2021, as reported by the Issuer on its Quarterly Report.

CUSIP NO. 044103 869	Page 5

1	NAME OF REPORTING PERSONS VP Dislocation Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 257,611 (see item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 257,611 (see item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 257,611 (see item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9% (1) (see item 4)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

All calculations of percentage ownership herein are based on a total of 27,980,201 shares of Common Stock issued and outstanding as of August 4, 2021, as reported by the Issuer on its Quarterly Report.

CUSIP NO. 044103 869	Page 6

1	NAME OF REPORTING PERSONS The Värde Dislocation Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 346,643 (see item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 346,643 (see item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 346,643 (see item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2% (1) (see item 4)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

All calculations of percentage ownership herein are based on a total of 27,980,201 shares of Common Stock issued and outstanding as of August 4, 2021, as reported by the Issuer on its Quarterly Report.

CUSIP NO. 044103 869	Page 7

1	NAME OF REPORTING PERSONS The Värde Fund XIII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 447,567 (see item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 447,567 (see item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 447,567 (see item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.6% (1) (see item 4)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

All calculations of percentage ownership herein are based on a total of 27,980,201 shares of Common Stock issued and outstanding as of August 4, 2021, as reported by the Issuer on its Quarterly Report.

CUSIP NO. 044103 869	Page 8

1	NAME OF REPORTING PERSONS Värde Investment Partners G.P., L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 582,516 (see item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 582,516 (see item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 582,516 (see item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.1% (1) (see item 4)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

All calculations of percentage ownership herein are based on a total of 27,980,201 shares of Common Stock issued and outstanding as of August 4, 2021, as reported by the Issuer on its Quarterly Report.

CUSIP NO. 044103 869	Page 9

1	NAME OF REPORTING PERSONS Värde Investment Partners UGP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 582,516 (see item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 582,516 (see item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 582,516 (see item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.1% (1) (see item 4)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)

All calculations of percentage ownership herein are based on a total of 27,980,201 shares of Common Stock issued and outstanding as of August 4, 2021, as reported by the Issuer on its Quarterly Report.

CUSIP NO. 044103 869	Page 10

1	NAME OF REPORTING PERSONS Värde Credit Partners G.P., L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 300,660 (see item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 300,660 (see item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 300,660 (see item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1% (1) (see item 4)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

All calculations of percentage ownership herein are based on a total of 27,980,201 shares of Common Stock issued and outstanding as of August 4, 2021, as reported by the Issuer on its Quarterly Report.

CUSIP NO. 044103 869	Page 11

1	NAME OF REPORTING PERSONS Värde Credit Partners UGP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 300,660 (see item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 300,660 (see item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 300,660 (see item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1% (1) (see item 4)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)

All calculations of percentage ownership herein are based on a total of 27,980,201 shares of Common Stock issued and outstanding as of August 4, 2021, as reported by the Issuer on its Quarterly Report.

CUSIP NO. 044103 869	Page 12

1	NAME OF REPORTING PERSONS VP Dislocation Fund GP, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 257,611 (see item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 257,611 (see item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 257,611 (see item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9% (1) (see item 4)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

All calculations of percentage ownership herein are based on a total of 27,980,201 shares of Common Stock issued and outstanding as of August 4, 2021, as reported by the Issuer on its Quarterly Report.

CUSIP NO. 044103 869	Page 13

1	NAME OF REPORTING PERSONS VP Dislocation Fund UGP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 257,611 (see item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 257,611 (see item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 257,611 (see item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9% (1) (see item 4)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)

All calculations of percentage ownership herein are based on a total of 27,980,201 shares of Common Stock issued and outstanding as of August 4, 2021, as reported by the Issuer on its Quarterly Report.

CUSIP NO. 044103 869	Page 14

1	NAME OF REPORTING PERSONS The Värde Dislocation Fund G.P., L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 346,643 (see item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 346,643 (see item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 346,643 (see item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2% (1) (see item 4)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

All calculations of percentage ownership herein are based on a total of 27,980,201 shares of Common Stock issued and outstanding as of August 4, 2021, as reported by the Issuer on its Quarterly Report.

CUSIP NO. 044103 869	Page 15

1	NAME OF REPORTING PERSONS The Värde Dislocation Fund UGP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 346,643 (see item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 346,643 (see item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 346,643 (see item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2% (1) (see item 4)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)

All calculations of percentage ownership herein are based on a total of 27,980,201 shares of Common Stock issued and outstanding as of August 4, 2021, as reported by the Issuer on its Quarterly Report.

CUSIP NO. 044103 869	Page 16

1	NAME OF REPORTING PERSONS The Värde Fund XIII G.P., L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 447,567 (see item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 447,567 (see item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 447,567 (see item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.6% (1) (see item 4)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

All calculations of percentage ownership herein are based on a total of 27,980,201 shares of Common Stock issued and outstanding as of August 4, 2021, as reported by the Issuer on its Quarterly Report.

CUSIP NO. 044103 869	Page 17

1	NAME OF REPORTING PERSONS The Värde Fund XIII UGP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 447,567 (see item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 447,567 (see item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 447,567 (see item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.6% (1) (see item 4)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)

All calculations of percentage ownership herein are based on a total of 27,980,201 shares of Common Stock issued and outstanding as of August 4, 2021, as reported by the Issuer on its Quarterly Report.

CUSIP NO. 044103 869	Page 18

1	NAME OF REPORTING PERSONS Värde Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,934,997 (see item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,934,997 (see item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,934,997 (see item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.9% (1) (see item 4)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

All calculations of percentage ownership herein are based on a total of 27,980,201 shares of Common Stock issued and outstanding as of August 4, 2021, as reported by the Issuer on its Quarterly Report.

CUSIP NO. 044103 869	Page 19

1	NAME OF REPORTING PERSONS Värde Partners, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,934,997 (see item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,934,997 (see item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,934,997 (see item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.9% (1) (see item 4)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

(1)

All calculations of percentage ownership herein are based on a total of 27,980,201 shares of Common Stock issued and outstanding as of August 4, 2021, as reported by the Issuer on its Quarterly Report.

CUSIP NO. 044103 869	Page 20

1	NAME OF REPORTING PERSONS George G. Hicks
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,934,997 (see item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,934,997 (see item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,934,997 (see item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.9% (1) (see item 4)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

All calculations of percentage ownership herein are based on a total of 27,980,201 shares of Common Stock issued and outstanding as of August 4, 2021, as reported by the Issuer on its Quarterly Report.

CUSIP NO. 044103 869	Page 21

1	NAME OF REPORTING PERSONS Ilfryn C. Carstairs
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Australia and the United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,934,997 (see item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,934,997 (see item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,934,997 (see item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.9% (1) (see item 4)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

All calculations of percentage ownership herein are based on a total of 27,980,201 shares of Common Stock issued and outstanding as of August 4, 2021, as reported by the Issuer on its Quarterly Report.

Item 1(a).	Name of Issuer:

Ashford Hospitality Trust, Inc. (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

14185 Dallas Parkway Suite 1200, Dallas, Texas 75254

Item 2	(a)-(c). Name of Person Filing; Address of Principal Business Office; and Citizenship:

This Schedule 13G is being jointly filed by each of the following persons (collectively, the “Reporting Persons”) pursuant to a joint filing agreement attached hereto as Exhibit I:

(1)	Värde Investment Partners (Offshore) Master, L.P., a Cayman Islands exempted limited partnership (“VIP Offshore”);

(2)	Värde Credit Partners Master, L.P., a Cayman Islands exempted limited partnership (“Credit Partners”);

(3)	Värde Investment Partners, L.P., a Delaware limited partnership (“VIP”);

(4)	VP Dislocation Fund, L.P., a Cayman Islands limited partnership (“VP Dislocation”);

(5)	The Värde Dislocation Fund, L.P., a Cayman Islands limited partnership (“Varde Dislocation”);

(6)	The Värde Fund XIII, L.P., a Cayman Islands limited partnership (“Fund XIII”);

(7)	Värde Investment Partners G.P., L.P., a Delaware limited partnership (“VIP GP”);

(8)	Värde Investment Partners UGP, LLC, a Delaware limited liability company (“VIP UGP LLC”);

(9)	Värde Credit Partners G.P., L.P., a Delaware limited partnership (“Credit Partners GP”);

(10)	Värde Credit Partners UGP, LLC, a Delaware limited liability company (“Credit Partners UGP”);

(11)	VP Dislocation Fund GP, LP, a Cayman Islands limited partnership (“VP GP”);

(12)	VP Dislocation Fund UGP, LLC, a Cayman Islands limited liability company (“VP UGP”);

(13)	The Värde Dislocation Fund G.P., L.P., a Delaware limited partnership (“Varde Dislocation GP”);

(14)	The Värde Dislocation Fund UGP, LLC, a Delaware limited liability company (“Varde Dislocation UGP”);

(15)	The Värde Fund XIII G.P., L.P., a Cayman Islands limited partnership (“Fund XIII GP”);

(16)	The Värde Fund XIII UGP, LLC, a Cayman Islands limited liability company (“Fund XIII UGP”);

(17)	Värde Partners, L.P., a Delaware limited partnership (“Managing Member”);

(18)	Värde Partners, Inc., a Delaware corporation (“General Partner”);

(19)	Mr. George G. Hicks (“Mr. Hicks”), a U.S. citizen and the co-chief executive officer of the General Partner; and

(20)	Mr. Ilfryn C. Carstairs (“Mr. Cartairs”), an Australian and United Kingdom citizen and the co-chief executive officer of the General Partner.

The principal business address of each Reporting Person is 01 Marquette Ave S, Suite 3300, Minneapolis, MN 55402.

Item 2(d).	Title of Class of Securities:

Common stock, $0.01 par value per share (the “Common Stock”)

Item 2(e).	CUSIP Number:

044103 869

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G).

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)	☐	Non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

(k)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K).

Not applicable.

Item 4.	Ownership

The responses of the Reporting Persons to Rows 5-9 and 11 in each of their respective cover pages to this Schedule 13G are incorporated herein by reference.

VIP GP is the general partner of VIP Offshore and VIP. VIP UGP LLC is the general partner of VIP GP. Credit Partners GP is the general partner of Credit Partners, and Credit Partners UGP is the general partner of Credit Partners GP. VP GP is the general partner of VP Dislocation, and VP UGP is the general partner of VP GP. Varde Dislocation GP is the general partner of Varde Dislocation, and Varde Dislocation UGP is the general partner of Varde Dislocation GP. Fund XIII GP is the general partner of Fund XIII, and Fund XIII UGP is the general partner of Fund XIII GP. The Managing Member is the managing member of VIP UGP LLC, Credit Partners UGP, VP UGP, Varde Dislocation UGP and Fund XIII UGP. The General Partner is the general partner of the Managing Member. Mr. Hicks and Mr. Carstairs are each a co-chief executive officer of the General Partner.

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group:

Not Applicable.

Item 10.	Certification:

Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 20, 2021

VÄRDE INVESTMENT PARTNERS (OFFSHORE) MASTER, L.P.
By: Värde Investment Partners G.P., L.P., its General Partner
By: Värde Investment Partners UGP, LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VÄRDE CREDIT PARTNERS MASTER, L.P.

By: Värde Credit Partners G.P., L.P., its General Partner
By: Värde Credit Partners UGP, LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VÄRDE INVESTMENT PARTNERS, L.P.

By: Värde Investment Partners G.P., L.P., its General Partner
By: Värde Investment Partners UGP, LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VP DISLOCATION FUND, L.P.

By: VP Dislocation Fund GP, LP, its General Partner
By: VP Dislocation Fund UGP, LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

THE VÄRDE DISLOCATION FUND, L.P.

By: The Värde Dislocation Fund G.P., LP, its General Partner
By: The Värde Dislocation Fund UGP, LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

THE VÄRDE FUND XIII, L.P.

By: The Värde Fund XIII G.P., LP, its General Partner
By: The Värde Fund XIII UGP, LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VÄRDE INVESTMENT PARTNERS G.P., L.P.

By: Värde Investment Partners UGP, LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VÄRDE INVESTMENT PARTNERS UGP, LLC

By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VÄRDE CREDIT PARTNERS G.P., L.P.

By: Värde Credit Partners UGP, LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VÄRDE CREDIT PARTNERS UGP, LLC

By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VP DISLOCATION FUND GP, LP

By: VP Dislocation Fund UGP, LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VP DISLOCATION FUND UGP, LLC

By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

THE VÄRDE DISLOCATION FUND G.P., L.P.

By: The Värde Dislocation Fund UGP, LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

THE VÄRDE DISLOCATION FUND UGP, LLC

By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

THE VÄRDE FUND XIII G.P., L.P.

By: The Värde Fund XIII UGP, LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

THE VÄRDE FUND XIII UGP, LLC

By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VÄRDE PARTNERS, L.P.

By: Värde Partners, Inc., its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VÄRDE PARTNERS, INC.

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

GEORGE G. HICKS

By:	/s/ George G. Hicks

ILFRYN CARSTAIRS

By:	/s/ Ilfryn Carstairs

EXHIBIT I

JOINT FILING AGREEMENT

Pursuant to Rule 13(d)-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned acknowledges and agrees that the foregoing statement on this Schedule 13G is filed on behalf of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of the undersigned without the necessity of filing additional joint filing agreements. The undersigned agree that this Agreement shall be filed as an exhibit to the Schedule 13G filed on behalf of the undersigned:

Date: August 20, 2021

VÄRDE INVESTMENT PARTNERS (OFFSHORE) MASTER, L.P.
By: Värde Investment Partners G.P., L.P., its General Partner
By: Värde Investment Partners UGP, LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VÄRDE CREDIT PARTNERS MASTER, L.P.

By: Värde Credit Partners G.P., L.P., its General Partner
By: Värde Credit Partners UGP, LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VÄRDE INVESTMENT PARTNERS, L.P.

By: Värde Investment Partners G.P., L.P., its General Partner
By: Värde Investment Partners UGP, LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VP DISLOCATION FUND, L.P.

By: VP Dislocation Fund GP, LP, its General Partner
By: VP Dislocation Fund UGP, LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

THE VÄRDE DISLOCATION FUND, L.P.

By: The Värde Dislocation Fund G.P., LP, its General Partner
By: The Värde Dislocation Fund UGP, LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

THE VÄRDE FUND XIII, L.P.

By: The Värde Fund XIII G.P., LP, its General Partner
By: The Värde Fund XIII UGP, LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VÄRDE INVESTMENT PARTNERS G.P., L.P.

By: Värde Investment Partners UGP, LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VÄRDE INVESTMENT PARTNERS UGP, LLC

By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VÄRDE CREDIT PARTNERS G.P., L.P.

By: Värde Credit Partners UGP, LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VÄRDE CREDIT PARTNERS UGP, LLC

By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VP DISLOCATION FUND GP, LP

By: VP Dislocation Fund UGP, LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VP DISLOCATION FUND UGP, LLC

By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

THE VÄRDE DISLOCATION FUND G.P., L.P.

By: The Värde Dislocation Fund UGP, LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

THE VÄRDE DISLOCATION FUND UGP, LLC

By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

THE VÄRDE FUND XIII G.P., L.P.

By: The Värde Fund XIII UGP, LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

THE VÄRDE FUND XIII UGP, LLC

By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VÄRDE PARTNERS, L.P.

By: Värde Partners, Inc., its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VÄRDE PARTNERS, INC.

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

GEORGE G. HICKS

By:	/s/ George G. Hicks

ILFRYN CARSTAIRS

By:	/s/ Ilfryn Carstairs